                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC 20549


                                --------------


                                  FORM 8-K/A


                 AMENDMENT NO. 1 TO CURRENT REPORT ON FORM 8-K
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                               Lightbridge, Inc.
-------------------------------------------------------------------------------
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


          Delaware                    000-21319                   04-3065140
-------------------------------------------------------------------------------

(STATE OR OTHER JURISDICTION         (COMMISSION               (IRS EMPLOYER
     OF INCORPORATION)               FILE NUMBER)            IDENTIFICATION NO.)


67 South Bedford Street, Burlington, Massachusetts             01803
-------------------------------------------------------------------------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                     (ZIP CODE)



Registrant's telephone number, including area code        (781)359-4000
                                                   -----------------------------


                                 Not Applicable
-------------------------------------------------------------------------------
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

                                --------------

   The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K dated November 7, 1997, as set forth in the pages attached hereto:

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

    (a)  Financial Statements of Business Acquired.

         CORAL SYSTEMS, INC.

            Report of Independent Accountants

            Balance Sheets as of December 31, 1995 and 1996 and September 30,
               1997 (unaudited)

            Statements of Operations for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 (unaudited)

            Statements of Changes in Stockholders' Equity (Deficit) for the
               years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997 (unaudited)

            Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 (unaudited)

            Notes to Financial Statements

    (b)  Pro Forma Financial Information.

         LIGHTBRIDGE, INC.

            Overview

            Basis of Accompanying Unaudited Pro Forma Condensed Consolidated
               Financial Statements

            Pro Forma Adjustments

            Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
               September 30, 1997

            Unaudited Pro Forma Condensed Consolidated Statements of Operations
               for the year ended December 31, 1996 and the nine months ended September 30, 1997

    (c)  Exhibits.

EXHIBIT
NUMBER       DESCRIPTION
-------      -----------

  2.1* Agreement and Plan of Reorganization dated as of September 9, 1997 among Lightbridge, Inc., SeeCross Acquisition Corp. and Coral Systems, Inc., and form of Voting Agreement (Exhibit B), form of Affiliate's Agreement (Exhibit E), form of Employment Agreements (Exhibit F), form of Non-Competition Agreement (Exhibit G) and form of Escrow Agreement (Exhibit H)

  2.2** Amendment No. 1 dated as of October 9, 1997 among Lightbridge, Inc., SeeCross Acquisition Corp. and Coral Systems, Inc. to Agreement and Plan of Reorganization filed as Exhibit 2.1

  2.3*** Amendment No. 2 dated as of November 6, 1997 among Lightbridge, Inc., SeeCross Acquisition Corp. and Coral Systems, Inc. to Agreement and Plan of Reorganization filed as Exhibit 2.1

  2.4 Amendment No. 3 dated as of December 23, 1997 among Lightbridge, Inc., SeeCross Acquisition Corp. and Coral Systems, Inc. to Agreement and Plan of Reorganization filed as Exhibit 2.1

  4.1**** Rights Agreement dated as of November 14, 1997, between Lightbridge, Inc. and American Stock Transfer and Trust Company, including form of Certificate of Designation of Series A Participating Cumulative Preferred Stock of Lightbridge, Inc. (Exhibit A) and form of Right Certificate (Exhibit B)

 23.1        Consent of Price Waterhouse LLP

------------
* Incorporated by reference to Registration Statement on Form S-4 of Lightbridge, Inc. (File No. 333-36801). In accordance with Item 601(b)(2) of Regulation S-K, Lightbridge, Inc. has omitted certain exhibits and schedules to the Agreement and Plan of Reorganization from this filing. Lightbridge, Inc. agrees to provide any omitted schedules and exhibits supplementally to the Securities and Exchange Commission upon request.

** Incorporated by reference to Current Report on Form 8-K of Lightbridge, Inc. dated October 9, 1997.

*** Filed previously with Current Report on Form 8-K of Lightbridge, Inc. dated November 7, 1997.

**** Incorporated by reference to Registration Statement on Form 8-A of Lightbridge, Inc. filed with the Securities and Exchange Commission on November 21, 1997.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Coral Systems, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Coral Systems, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Price Waterhouse LLP

Boulder, Colorado
April 9, 1997, except as to Note 10 and Note 12, which are as of September 30, 1997

                              CORAL SYSTEMS, INC.

                                BALANCE SHEETS

                                             DECEMBER 31,
                                        ------------------------  SEPTEMBER 30,
                                           1995         1996          1997
                                        -----------  -----------  -------------
                                                                   (UNAUDITED)
                ASSETS
Current assets:
 Cash and cash equivalents............. $ 1,022,500  $ 2,334,900  $      6,900
 Accounts receivable...................   1,119,300    1,929,800     2,388,500
 Other current assets..................     149,300      123,800       303,600
                                        -----------  -----------  ------------
   Total current assets................   2,291,100    4,388,500     2,699,000
Property and equipment, net............     625,800    1,341,900     1,352,100
Other assets...........................      41,100       39,100        46,700
                                        -----------  -----------  ------------
                                        $ 2,958,000  $ 5,769,500  $  4,097,800
                                        ===========  ===========  ============
 LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIT)
Current liabilities:
 Accounts payable...................... $   412,900  $   680,300  $    943,500
 Accrued liabilities...................     526,100    1,066,300     1,899,000
 Current portion of long-term debt.....     796,700      403,600     1,530,100
 Deferred revenue......................     463,700    1,375,500     2,615,700
                                        -----------  -----------  ------------
   Total current liabilities...........   2,199,400    3,525,700     6,988,300
Deferred revenue and other.............     475,200      385,000       385,000
Long-term debt.........................     145,800      286,300        90,100
Commitments and contingencies
Stockholders' Equity (Deficit)
 Series A preferred stock, $.001 par
  value; 2,000,000 shares authorized,
  issued and outstanding...............       2,000        2,000         2,000
 Series B preferred stock, $.001 par
  value; 2,083,333 shares authorized,
  issued and outstanding...............       2,083        2,083         2,083
 Series C preferred stock, $.001 par
  value; 1,850,000 shares authorized;
  1,824,920 shares issued and
  outstanding at December 31, 1996 and
  September 30, 1997 (unaudited).......         --         1,825         1,825
 Preferred stock, $.001 par value;
  9,066,667 shares authorized; no
  shares issued or outstanding.........         --           --            --
 Common stock, $.001 par value;
  20,000,000 shares authorized at
  December 31, 1995; 30,000,000 shares
  authorized at December 31, 1996, and
  September 30, 1997 (unaudited); 4,265,508,
  3,256,397 and 3,297,509 shares issued
  at December 31, 1995 and 1996, and
  September 30, 1997 (unaudited),
  respectively.........................       4,265        3,256         3,297
 Additional paid-in capital............   6,449,252   10,484,536    10,530,695
 Accumulated deficit...................  (6,296,000)  (8,921,000)  (13,905,200)
 Less treasury stock at cost; 966,965,
  750 and 1,500 shares at December 31,
  1995 and 1996, and September 30, 1997
  (unaudited), respectively............     (24,000)        (200)         (300)
                                        -----------  -----------  ------------
   Total stockholders' equity
    (deficit)..........................     137,600    1,572,500    (3,365,600)
                                        -----------  -----------  ------------
     Total liabilities and
      stockholders' equity............. $ 2,958,000  $ 5,769,500  $  4,097,800
                                        ===========  ===========  ============

   The accompanying notes are an integral part of these financial statements.

                              CORAL SYSTEMS, INC.

                           STATEMENTS OF OPERATIONS

                                                                    NINE MONTHS ENDED
                                YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                          -------------------------------------  ------------------------
                             1994         1995         1996         1996         1997
                          -----------  -----------  -----------  -----------  -----------
                                                                 (UNAUDITED)  (UNAUDITED)
Revenue:
 Software licenses......  $ 1,036,400  $ 2,484,600  $ 7,263,300  $ 5,828,700  $ 3,003,800
 Services and other.....      239,700      624,700      637,700      408,400      957,300
 Hardware...............      140,800      780,500      790,800      615,300      168,000
                          -----------  -----------  -----------  -----------  -----------
  Total revenue.........    1,416,900    3,889,800    8,691,800    6,852,400    4,129,100
Cost of revenue:
 Software licenses......      122,000      526,000      560,600      419,100      453,400
 Services and other.....      258,000      644,700      816,000      584,800      701,100
 Hardware...............      128,300      738,300      617,900      469,600      495,900
                          -----------  -----------  -----------  -----------  -----------
  Total cost of
   revenue..............      508,300    1,909,000    1,994,500    1,473,500    1,650,400
                          -----------  -----------  -----------  -----------  -----------
  Gross profit..........      908,600    1,980,800    6,697,300    5,378,900    2,478,700
                          -----------  -----------  -----------  -----------  -----------
Operating expenses:
 Research and
  development...........      572,700    2,159,700    2,792,300    1,953,100    2,492,500
 Sales and marketing....      645,300    1,869,700    3,578,600    2,614,000    2,483,100
 General and
  administrative........      885,600    1,351,000    2,533,700    1,765,400    2,501,300
 Stock offering costs...          --           --       676,100
                          -----------  -----------  -----------  -----------  -----------
  Total operating
   expenses.............    2,103,600    5,380,400    9,580,700    6,332,500    7,476,900
                          -----------  -----------  -----------  -----------  -----------
Loss from operations....   (1,195,000)  (3,339,600)  (2,883,400)    (953,600)  (4,998,200)
Other income (expense),
 net....................      (32,800)       8,700       15,100      (31,400)      14,000
                          -----------  -----------  -----------  -----------  -----------
Loss before
 extraordinary item.....   (1,227,800)  (3,390,900)  (2,868,300)    (985,000)  (4,984,200)
Extraordinary gain on
 extinguishment of debt
 and other liabilities..          --           --       243,300      243,300          --
                          -----------  -----------  -----------  -----------  -----------
Net loss................  $(1,227,800) $(3,390,900) $(2,625,000) $  (741,700) $(4,984,200)
                          ===========  ===========  ===========  ===========  ===========



   The accompanying notes are an integral part of these financial statements.

                              CORAL SYSTEMS, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                      SERIES A         SERIES B         SERIES C
                  PREFERRED STOCK  PREFERRED STOCK  PREFERRED STOCK    COMMON STOCK      ADDITIONAL
                  ---------------- ---------------- ---------------- ------------------    PAID-IN    ACCUMULATED
                   SHARES   AMOUNT  SHARES   AMOUNT  SHARES   AMOUNT   SHARES    AMOUNT    CAPITAL      DEFICIT
                  --------- ------ --------- ------ --------- ------ ----------  ------  -----------  ------------
Balance at
December 31,
1993............                                                      3,731,728  $3,732  $   173,768  $ (1,677,300)
Exercise of
stock options
and warrants....                                                        196,758     197        1,303
Conversion of
bridge loan.....                                                        195,872     195      129,805
Private
placement of
Series A
preferred stock,
net.............  2,000,000 $2,000                                                         1,858,300
Net loss........                                                                                        (1,227,800)
                  --------- ------ --------- ------ --------- ------ ----------  ------  -----------  ------------
Balance at
December 31,
1994............  2,000,000  2,000                                    4,124,358   4,124    2,163,176    (2,905,100)
Private
placement of
Series B
preferred stock,
net.............                   2,083,333 $2,083                                        4,269,317
Exercise of
stock options
and warrants and
other stock
issued for
services........                                                        141,150     141       16,759
Purchase of
treasury stock..
Net loss........                                                                                        (3,390,900)
                  --------- ------ --------- ------ --------- ------ ----------  ------  -----------  ------------
Balance at
December 31,
1995............  2,000,000  2,000 2,083,333  2,083                   4,265,508   4,265    6,449,252    (6,296,000)
Purchase of
treasury stock..
Retirement of
treasury stock..                                                     (1,074,400) (1,074)    (187,326)
Private
placement of
Series C
preferred stock,
net.............                                    1,824,920 $1,825                       4,191,375
Exercise of
stock options
and warrants....                                                         65,289      65       31,235
Net loss........                                                                                        (2,625,000)
                  --------- ------ --------- ------ --------- ------ ----------  ------  -----------  ------------
Balance at
December 31,
1996............  2,000,000  2,000 2,083,333  2,083 1,824,920  1,825  3,256,397   3,256   10,484,536    (8,921,000)
Exercise of
stock options
and warrants
(unaudited).....                                                         41,112      41        8,659
Expense upon
issuance of
stock options
(unaudited).....                                                                              37,500
Purchase of
treasury stock
(unaudited).....
Net loss
(unaudited).....                                                                                        (4,984,200)
                  --------- ------ --------- ------ --------- ------ ----------  ------  -----------  ------------
Balance at
September
30, 1997
(unaudited).....  2,000,000 $2,000 2,083,333 $2,083 1,824,920 $1,825  3,297,509  $3,297  $10,530,695  $(13,905,200)
                  ========= ====== ========= ====== ========= ====== ==========  ======  ===========  ============
                                             TOTAL
                     TREASURY STOCK      STOCKHOLDERS'
                  ----------------------    EQUITY
                    SHARES     AMOUNT      (DEFICIT)
                  ----------- ---------- -------------
Balance at
December 31,
1993............     676,887  $(18,000)   $(1,517,800)
Exercise of
stock options
and warrants....                                1,500
Conversion of
bridge loan.....                              130,000
Private
placement of
Series A
preferred stock,
net.............                            1,860,300
Net loss........                           (1,227,800)
                  ----------- ---------- -------------
Balance at
December 31,
1994............     676,887    (18,000)     (753,800)
Private
placement of
Series B
preferred stock,
net.............                            4,271,400
Exercise of
stock options
and warrants and
other stock
issued for
services........                               16,900
Purchase of
treasury stock..     290,078     (6,000)       (6,000)
Net loss........                           (3,390,900)
                  ----------- ---------- -------------
Balance at
December 31,
1995............     966,965    (24,000)      137,600
Purchase of
treasury stock..     108,185   (164,600)     (164,600)
Retirement of
treasury stock..  (1,074,400)   188,400
Private
placement of
Series C
preferred stock,
net.............                            4,193,200
Exercise of
stock options
and warrants....                               31,300
Net loss........                           (2,625,000)
                  ----------- ---------- -------------
Balance at
December 31,
1996............         750       (200)    1,572,500
Exercise of
stock options
and warrants
(unaudited).....                                8,700
Expense upon
issuance of
stock options
(unaudited).....                               37,500
Purchase of
treasury stock
(unaudited).....         750       (100)         (100)
Net loss
(unaudited).....                           (4,984,200)
                  ----------- ---------- -------------
Balance at
September
30, 1997
(unaudited).....       1,500  $    (300)  $ (3,365,600)
                  =========== ========== =============

  The accompanying notes are an integral part of these financial statements.

                              CORAL SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                   FOR THE NINE MONTHS
                                YEAR ENDED DECEMBER 31,            ENDED SEPTEMBER 30,
                          -------------------------------------  ------------------------
                             1994         1995         1996         1996         1997
                          -----------  -----------  -----------  -----------  -----------
                                                                 (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net loss................  $(1,227,800) $(3,390,900) $(2,625,000) $  (741,700) $(4,984,200)
Adjustments to reconcile
 net loss to net cash
 used in
 operating activities:
 Depreciation and
  amortization..........       90,100      198,700      460,100      296,100      475,000
 Write-offs of
  uncollectible
  receivables...........          --           --       175,700      101,900          --
 (Gain) loss on disposal
  of property and
  equipment.............          --        (2,600)      (5,500)      (5,300)       5,000
 Extraordinary gain.....          --           --      (243,300)    (243,300)         --
 Stock option
  compensation expense..                                                 --        37,500
Changes in:
 Accounts receivable....     (604,000)    (378,500)  (1,107,600)  (1,553,200)    (458,700)
 Other assets...........       (7,000)    (177,600)    (106,500)    (310,800)    (187,400)
 Accounts payable and
  accrued liabilities...      158,600      576,900    1,008,000      719,000    1,095,900
 Deferred revenue.......      291,200      163,400      905,900    1,010,000    1,240,200
                          -----------  -----------  -----------  -----------  -----------
 Net cash used in
  operating activities..   (1,298,900)  (3,010,600)  (1,538,200)    (727,300)  (2,776,700)
                          -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Proceeds from sale of
 property and
 equipment..............          --       198,300      206,800      206,400          --
Property and equipment
 additions..............     (195,400)    (514,000)    (729,200)    (542,900)    (490,200)
                          -----------  -----------  -----------  -----------  -----------
 Net cash used in
  investing activities..     (195,400)    (315,700)    (522,400)    (336,500)    (490,200)
                          -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Proceeds from sale of
 preferred stock, net...    1,580,300    3,874,500    4,193,200    4,193,100          --
Proceeds from sale of
 common stock...........        1,500       13,900       31,300       14,000        8,700
Purchase of treasury
 stock..................          --        (6,000)    (164,600)    (164,600)        (100)
Proceeds from the
 issuance of bridge
 loans and long-term
 debt...................      205,200      760,000      250,000      250,000    1,820,000
Payment on borrowings...     (271,900)    (376,500)    (936,900)    (877,700)    (889,700)
                          -----------  -----------  -----------  -----------  -----------
 Net cash from financing
  activities............    1,515,100    4,265,900    3,373,000    3,414,800      938,900
                          -----------  -----------  -----------  -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............       20,800      939,600    1,312,400    2,351,000   (2,328,000)
Cash and cash
 equivalents, beginning
 of period..............       62,100       82,900    1,022,500    1,022,500    2,334,900
                          -----------  -----------  -----------  -----------  -----------
Cash and cash
 equivalents, end of
 period.................  $    82,900  $ 1,022,500  $ 2,334,900  $ 3,373,500  $     6,900
                          ===========  ===========  ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURE
 OF NONCASH ACTIVITIES
 AND OTHER CASH FLOW
 INFORMATION:
Conversion of bridge
 loans to preferred
 stock..................  $   280,000  $   400,000  $       --   $       --   $       --
Conversion of accrued
 liabilities to debt....       36,200       11,600        5,000        5,000          --
Conversion of bridge
 loan to common stock...      130,000          --           --           --           --
Capital lease
 obligations............          --       253,000      515,000      458,700          --
Issuance of note payable
 to acquire stock.......          --           --           --           --           --
Interest paid...........       73,700       26,700       86,400       64,600       82,200
Transfer of other assets
 to property and
 equipment..............          --           --       134,000      134,000          --

   The accompanying notes are an integral part of these financial statements.

                              CORAL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Coral Systems, Inc. (the "Company") was incorporated in August 1991. The Company develops and provides software solutions for the wireless telecommunications industry. The solutions enable carriers to reduce fraud and customer turnover and increase operating efficiencies.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  The Company generates revenue from software licenses; services (including maintenance, installation and training); development and consulting contracts; and certain hardware sold in conjunction with software licenses. The Company's software license agreements typically provide for an initial license fee and annual maintenance based on a defined number of subscribers, as well as additional license and maintenance fees for net subscriber additions. The Company also has entered into license agreements that provide for either a one-time license fee or a monthly license fee with no additional fees based on incremental subscriber growth.

  Revenue from initial license fees with end users is recognized when the product has been delivered and the Company has satisfied all significant performance obligations, unless terms of the sales arrangement provide for customer acceptance that is based on non-standard performance or other terms. In the latter case, revenue is recognized when the customer accepts the product pursuant to those terms. Revenue for incremental subscriber growth, if any, is recognized at the date subscriber growth is calculated and the revenue is earned pursuant to the terms of the relevant software license agreement. Monthly license fees are recognized as earned on a monthly basis. Maintenance revenue is recognized ratably over the term of the maintenance agreement. Service revenue for installation and training is recognized as the services are performed. Revenue from development and consulting contracts is generally recognized as the services are performed, using the percentage of completion method. Hardware is sold only in conjunction with software licenses when required by the customer and such revenue is deferred until the related license revenue is recognized.

  Sales agreements with distributors typically do not include any rights of return or provisions for the future adjustment of the selling price. The Company recognizes revenue from these transactions at the time the products are shipped to the distributor, unless payment terms are contingent on the distributor's subsequent resale or other significant matters. In those latter cases, revenue is not recognized until the contingencies are resolved.

 Concentration of Credit Risk

  Accounts receivable are concentrated in the wireless telecommunications industry, with both domestic and international customers. During the years ended December 31, 1994, 1995 and 1996, and the nine months ended September 30, 1997, the Company recognized approximately 89%, 77%, 59% and 76% (unaudited) of its revenue from four, five, two, and two (unaudited) customers, respectively.

  Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable and cash equivalents. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company has a cash investment policy which restricts investments to ensure preservation of principal and maintenance of liquidity.

 Cash and Cash Equivalents

  The Company considers cash on hand, deposits in banks, and investment instruments purchased with original maturities of less than three months to cash and cash equivalents. Cash equivalents are carried at amortized cost which approximates fair value.

                              CORAL SYSTEMS, INC.

 Property and Equipment

  Property and equipment are recorded at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the respective assets which range from three to seven years. Maintenance and repairs are expensed as incurred.

 Software Development Costs

  Research and development costs are expensed as incurred. Statement of Financial Accounting Standards No. 86 (SFAS No. 86) requires the capitalization of certain software development costs once technological feasibility is established. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenue to total projected product revenue, whichever is greater. To date, the period between achieving technological feasibility and the general availability of such software has been short. Consequently, software development costs qualifying for capitalization have been insignificant and therefore, the Company has not capitalized any software development costs to date.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as well as the reported amounts of revenue and expenses. Actual results could differ from those estimates.

 Fair Value of Financial Instruments

  The carrying amounts of the Company's financial instruments, including cash, short-term trade receivables and payables and long-term debt, approximate their fair values.

 Stock Compensation Plans

  The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its stock option and employee stock purchase plans. The Company has adopted the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

 Export Sales

  The Company had export sales to the following countries:

                                                           DECEMBER 31,
                                                  ------------------------------
                                                    1994      1995       1996
                                                  -------- ---------- ----------
     Sweden ..................................... $378,900 $   43,100 $      --
     Mexico .....................................      --     231,700     41,300
     Germany ....................................      --     266,900    209,500
     Puerto Rico ................................    7,300    118,900     72,000
     Malaysia ...................................      --     689,300      6,000
     Great Britain ..............................      --         --     742,600
                                                  -------- ---------- ----------
                                                  $386,200 $1,349,900 $1,071,400
                                                  ======== ========== ==========

                              CORAL SYSTEMS, INC.

 Adoption of New Accounting Standards

  The Company has adopted Statement of Financial Accounting Standards No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Adoption of this standard did not have a material effect on the Company's financial position of operations.

 Unaudited Interim Financial Data

  The interim financial data as of September 30, 1997, and for the nine months ended September 30, 1996, and September 30, 1997, is unaudited; however, in the opinion of management of the Company, the unaudited interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods presented. All data presented in these notes at such date and for such periods is unaudited.

2. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                              DECEMBER 31,
                                                          ---------------------
                                                            1995        1996
                                                          ---------  ----------
   Furniture and office equipment........................ $ 410,000  $  804,900
   Computer equipment....................................   293,300     982,900
   Purchased software....................................   210,700     280,700
                                                          ---------  ----------
                                                            914,000   2,068,500
   Less accumulated depreciation and amortization........  (288,200)   (726,600)
                                                          ---------  ----------
                                                          $ 625,800  $1,341,900
                                                          =========  ==========

  Included in property and equipment are the following amounts for equipment under capital lease:

                                                              DECEMBER 31,
                                                          ---------------------
                                                            1995        1996
                                                          ---------  ----------
   Equipment under capital lease......................... $ 253,000  $  768,000
   Less accumulated amortization.........................   (30,400)   (244,100)
                                                          ---------  ----------
                                                          $ 222,600  $  523,900
                                                          =========  ==========

3. ACCRUED LIABILITIES

  At December 31, 1996, accrued liabilities greater than 5% of total current liabilities consist of accrued compensation of $300,500 and accrued vacation of $206,100, while at December 31, 1995, accrued liabilities greater than 5% of total current liabilities consisted of accrued reseller fees of $229,000 and accrued interest of $129,600.

  In June 1997, the Company accrued $264,200 for a severance agreement with an officer of the Company. The severance will be paid in equal payments over 18 months. As of September 30, 1997, the Company had $221,000 remaining to be paid on this obligation.

                              CORAL SYSTEMS, INC.

4. LONG-TERM DEBT, EXTRAORDINARY ITEM AND AVAILABLE CREDIT

  Long-term debt, including capitalized lease obligations consists of the following:

                                                             DECEMBER 31,
                                                          --------------------
                                                            1995       1996
                                                          ---------  ---------
Line of credit with bank; interest at bank's prime rate
 2% through May 1995, prime plus 1.50% from June 1995 to
 May 1996, and prime plus 1.25% thereafter (actual rate
 of 9.5% at December 31, 1996); due April 1998; secured
 by all cash, accounts receivable, equipment, inventory
 and transferable third-party rights....................  $ 207,000  $ 150,000
Capital lease obligation; interest at 11.55%; payable in
 monthly installments of $25,300 through September 1999;
 secured by equipment...................................    223,900    539,900
Convertible note payable to systems integrator; interest
 at 8% through May 31, 1995, 18% thereafter; due June 1,
 1995; unsecured........................................    500,000        --
Note payable to bank; interest at prime rate plus 2%
 (actual rate of 10.5% at December 31, 1995); payable in
 monthly installments of $2,700 through
 May 1996; secured by equipment.........................     11,600        --
                                                          ---------  ---------
                                                            942,500    689,900
Less current portion....................................   (796,700)  (403,600)
                                                          =========  =========
                                                          $ 145,800  $ 286,300
                                                          =========  =========

  At September 30, 1997, the Company had drawn the entire amount on two lines of credit with a bank totaling $1,280,000.

  Future maturities of long-term debt at December 31, 1996, are as follows:

        1997.......................................................... $454,400
        1998..........................................................  260,000
        1999..........................................................   47,500
                                                                       --------
                                                                        761,900
        Less amount representing interest.............................  (72,000)
                                                                       --------
                                                                       $689,900
                                                                       ========

  In September 1996, the Company extinguished a previously recorded net liability of $658,300, consisting of a $500,000 note payable plus accrued interest, and a separate liability due to a systems integrator, partially offset by receivables owed to the Company by the systems integrator. The Company paid $415,000 resulting in a net gain of $243,300 which was recorded as an extraordinary item. The Company also paid $127,200 of legal expenses associated with this matter, which were included in general and administrative expenses.

                              CORAL SYSTEMS, INC.

5. CAPITAL STOCK, OPTIONS AND WARRANTS

 Stock Split

  In October 1996, a one-for-two reverse split of the Company's common stock was consummated. All common stock share and per share information and all preferred stock conversion rates presented in these financial statements have been restated for all periods presented to reflect the reverse stock split.

 Preferred Stock

  In March 1996, the Company's certificate of incorporation was amended to increase the authorized shares of preferred stock from 5,000,000 shares to 15,000,000 shares consisting of: 2,000,000 shares of Series A preferred stock, 2,083,333 shares of Series B preferred stock, 1,850,000 shares of Series C preferred stock and 9,066,667 shares undesignated as to series.

  Series A and Series C preferred stock are convertible at the option of the holder into common stock on a two-for-one basis; Series B preferred stock is convertible on a one-for-one basis. In the event of a qualified public offering, all preferred shares will automatically convert to common stock. Additionally, all preferred shares have certain voting rights on an as-converted basis and a liquidation preference equal to the original purchase price plus a pro rata portion of remaining liquidation proceeds in excess of the liquidation preference proceeds paid to common stockholders.

 Employee Stock Purchase Plan

  In August 1996, the Company's Board of Directors approved the Employee Stock Purchase Plan (the "Purchase Plan") with 450,000 shares of common stock reserved for issuance thereunder. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. Employees, other than part-time or seasonal employees and 5% stockholders, are eligible to participate in the currently authorized offerings if they are employed by the Company or an affiliate of the Company incorporated in the U.S. Employees may elect to have up to 15% of their earnings withheld and applied to the purchase of common stock at a price equal to 85% of the lower of their fair market value of the common stock on the commencement date of each of the offering period or the relevant purchase date. The Board has currently authorized an offering commencing on the effective date of an initial public offering of the Company's common stock. No shares of common stock have been issued to participants in the Purchase Plan to date.

 Stock Options and Warrants

  In October 1992, the Company adopted a stock option plan with 941,690 shares reserved for issuance to employees, directors and consultants of the Company. Subsequent to 1992, the Board of Directors increased the number of authorized shares reserved under the Company's 1992 Stock Option Plan to 2,089,189. Options granted under the plan expire ten years from the date of grant and generally vest over a period of three to four years.

  The Company had 958,723 warrants outstanding and fully exercisable at December 31, 1996. At December 31, 1996, 503,007 of the warrants were held by an officer, a present director and a former director of the Company. The warrants have five to ten year terms and expire from 1998 through 2003.

                              CORAL SYSTEMS, INC.

  The following is a summary of stock option and warrant activity for the years ended December 31, 1994, 1995 and 1996:

                                                    WEIGHTED            WEIGHTED
                                                    AVERAGE             AVERAGE
                                                    EXERCISE            EXERCISE
                                         WARRANTS    PRICE    OPTIONS    PRICE
                                         ---------  -------- ---------  --------
Outstanding December 31, 1993........... 1,204,236  $0.1641    545,045  $0.0926
  Granted...............................    43,002   2.0000    149,500   0.2000
  Forfeited.............................  (112,852)  0.0027    (52,843)  0.1117
  Exercised.............................  (146,284)  0.0027    (50,474)  0.0265
                                         ---------  -------  ---------  -------
Outstanding December 31, 1994...........   988,102   0.2864    591,228   0.1237
  Granted...............................    29,000   0.2000    457,753   0.1853
  Forfeited.............................       --       --    (158,925)  0.2732
  Exercised.............................   (18,331)  0.0027   (108,819)  0.1238
                                         ---------  -------  ---------  -------
Outstanding December 31, 1995...........   998,771   0.2891    781,237   0.1326
  Granted...............................       --       --     469,250   4.2112
  Forfeited.............................       --       --     (49,150)  0.2165
  Exercised.............................   (40,048)  0.7431    (25,241)  0.0585
                                         ---------  -------  ---------  -------
Outstanding December 31, 1996...........   958,723  $0.2701  1,176,096  $1.7641
                                         =========  =======  =========  =======

  The weighted average minimum value of options granted during the year ended December 31, 1995 and 1996, was $.06 per share and $1.33 per share, respectively. The weighted average minimum value of warrants granted during the year ended December 31, 1995, is $.06 per share.

  The following table summarizes information about exercisable stock options and warrants as of the following dates:

                                                                WEIGHTED AVERAGE
                                                        SHARES   EXERCISE PRICE
                                                        ------- ----------------
   December 31, 1995.......................... Options  284,009       $.09
                                               Warrants 998,771       $.29
   December 31, 1996.......................... Options  463,846       $.10
                                               Warrants 958,723       $.27

  The following table summarizes information about stock options and warrants outstanding at December 31, 1996:

                                                                WEIGHTED AVERAGE
                                                                   REMAINING
                                        RANGE OF    OUTSTANDING CONTRACTUAL LIFE
                                     EXERCISE PRICE AT 12/31/96     12/31/96
                                     -------------- ----------- ----------------
   Options..........................  $0.027-$1.50    891,846         7.36
   Options..........................  $6.00 -$9.00    284,250         9.00
   Warrants.........................  $0.003-$2.00    958,723         4.31

  At December 31, 1996, there were 728,559 shares available for grant under the stock option plan.

                              CORAL SYSTEMS, INC.

  The Company applies APB Opinion 25 in accounting for its stock compensation plans through December 31, 1996, and no compensation expense has been recognized in the financial statements as all grants were made with exercise prices not less than fair value. Had compensation expense for the Company's stock option plan been determined based on the minimum values at the grant dates for awards under the plan for grants made in 1995 and 1996 consistent with the method of accounting prescribed by FASB Statement 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below;

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                          1995         1996
                                                       -----------  -----------
   Net loss............................... As reported $(3,390,900) $(2,625,000)
                                           Pro forma    (3,398,100)  (2,788,200)

  In accordance with the guidance provided under SFAS 123, fair values are based on minimum values. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the year ended December 31, 1995 and 1996: dividend yield of zero; expected volatility of zero; risk-free interest rates ranging from 5.62% to 7.13%; and an expected term of six years. The risk-free rate used in the calculation is the yield on the grant date of a U.S. Treasury Strip with a maturity equal to the expected term of the option.

6. INCOME TAXES

  The Company's net deferred tax assets consist of the following (in thousands):

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1995         1996
                                                       -----------  -----------
Net operating loss carryforwards...................... $ 2,146,500  $ 3,040,900
Deferred revenue and other............................     163,600      227,500
Tax credit carryforwards..............................     125,000      125,000
                                                       -----------  -----------
  Gross deferred tax assets...........................   2,435,100    3,393,400
Less deferred tax asset valuation allowance...........  (2,435,100)  (3,393,400
                                                       ===========  ===========
  Net deferred tax asset.............................. $       --   $       --
                                                       ===========  ===========

  Based upon the Company's accumulated deficit and history of recurring net losses, the ultimate realization of the deferred tax asset does not appear to be more likely than not. Accordingly, a valuation allowance has been provided against all potential future tax benefits.

  The benefit for income taxes differs from the amount computed by applying the U.S. federal income tax rate of 34% to loss before income taxes as follows (in thousands):

                                                       DECEMBER 31,
                                              ---------------------------------
                                                1994        1995        1996
                                              ---------  -----------  ---------
U.S. federal income tax benefit at statutory
 rate.......................................  $ 417,500  $ 1,152,900  $ 892,500
Increases (decreases) resulting from:
  Unrecognized benefit of net operating loss
   carryforwards and future net deductions..   (492,000)  (1,288,800)  (958,300)
  Non-deductible items and other............     74,500      135,900     65,800
                                              ---------  -----------  ---------
Benefit for income taxes....................  $     --   $       --   $     --
                                              =========  ===========  =========

                              CORAL SYSTEMS, INC.

  At December 31, 1996, the Company has net operating loss carryforwards aggregating approximately $8,109,000 which expire between 2006 and 2010. The Internal Revenue Code places certain limitations on the annual amount of net operating loss carryforwards which can be utilized if certain changes in the Company's ownership occur. Such defined changes occurred in 1994 and 1995. Those changes have substantially limited the amount of net operating loss benefit that may be utilized in any given taxable year to approximately $30,000 for pre-January 1994 net operating losses and approximately $180,000 for pre-March 1995 net operating losses. Future changes in the Company's ownership may further limit the use of the carryforward benefits. There can be no assurance that the IRS will not challenge the Company's factual and legal determination related to ownership changes.

7. RELATED PARTY TRANSACTIONS

  During the years ended December 31, 1994, 1995 and 1996, and the nine months ended September 30, 1997 (unaudited), the Company paid directors of the Company approximately $85,000, $58,500, $79,800, and $54,200, respectively, for their services and expenses as Board members and consultants.

  During 1995, the Company paid an additional $54,000 and issued 14,000 shares of common stock to a director of the Company for services performed in connection with the Series B preferred stock private placement.

8. EMPLOYEE BENEFITS

  During 1995, the Company established a 401(k) defined contribution plan covering substantially all employees meeting minimum age and service requirements. Participation in the plan is optional. Employer contributions are made to the plan solely at the discretion of the Board of Directors. To date, no Company contributions have been made.

9. COMMITMENTS

  The Company conducts its operations from leased facilities. Future minimum non-cancelable rental payments for this facilities lease and other equipment leases are as follows as of December 31, 1996:

                                                                   OPERATING
                                                               LEASE OBLIGATIONS
                                                               -----------------
        1997..................................................     $312,500
        1998..................................................      219,300
        1999..................................................      201,800
        2000..................................................       23,800
                                                                   --------
                                                                   $757,400
                                                                   ========

  Rent expense related to the above operating leases approximated $80,000, $147,500, and $216,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

                              CORAL SYSTEMS, INC.

10. CONTINGENCIES

  Subsequent to December 31, 1996, an interference proceeding was declared by the United States Patent and Trademark office between an issued patent and a patent application of the Company and patent application by another company (the "Interference"). The Company's patent and patent application involve certain technology that is an essential part of its current FraudBuster/(R)/ product. The Company is currently in negotiations with the other company regarding the Interference. The Company is currently unable to determine whether it will be able to settle the Interference on terms satisfactory to the Company or the ultimate outcome or the range of possible loss in this matter.

  The outcome of this uncertainty could have a material adverse effect on the Company's financial position, results of operations or cash flows.

UNAUDITED

  On December 10, 1997, the Company entered into a Patent License and Settlement Agreement pursuant to which the Company agreed to pay $425,000 to the counter party in the Interference and the counter party granted the Company and the Company's acquiror a license to certain patents. These financial statements reflect a liability as of September 30, 1997 and charge to expense for the nine-month period ended September 30, 1997 in the amount of $425,000 related to this Patent License and Settlement Agreement.

11. STOCK OFFERING COSTS

  During 1996, the Company incurred $676,100 of costs associated with the filing of a registration statement with the Securities and Exchange Commission for the sale of shares of its common stock to the public. Subsequent to December 31, 1996, the Company suspended the initial public offering. As a result, costs associated with the offering have been expensed in the statement of operations for the year ended December 31, 1996.

12. SUBSEQUENT EVENTS

  Subsequent to December 31, 1996, the Company's financial position has deteriorated. The Company has incurred a net loss of $2,181,600 and experienced net cash outflows from operations of $2,022,800 for the six-month period ended June 30, 1997 (unaudited). At June 30, 1997, the Company has an accumulated deficit of $11,102,600 (unaudited). As of September 30, 1997, the Company had exhausted substantially all available lines of credit. As a result, there is substantial doubt about whether the Company can continue as a going concern. During July 1997, the Company entered into a plan and agreement of merger with another company. Management believes that consummation of the merger will provide the Company with sufficient working capital and other financial resources to allow the Company to continue operations.

  Subsequent to December 31, 1996, the Company drew an additional $240,000 on the line of credit discussed in Note 4. In addition, on July 22, 1997, the Company entered into a second line of credit arrangement with a bank for $530,000, which matures on October 22, 1997. The Company had drawn the entire amount of its available credit at September 30, 1997.

UNAUDITED

  Subsequent to June 30, 1997, the Company's financial position has continued to deteriorate. The Company has incurred a net loss of $4,984,200 (unaudited) and experienced cash outflows from operations of $2,776,700 (unaudited) for the nine-month period ended September 30, 1997. At September 30, 1997, the Company has an accumulated deficit of $13,905,200.

  On November 7, 1997, the Company consummated a business combination accounted for as a purchase by Lightbridge, Inc. in which all of the Company's outstanding stock was acquired in exchange for cash and stock of Lightbridge, Inc.

                               LIGHTBRIDGE, INC.
                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                  BALANCE SHEET AND STATEMENTS OF OPERATIONS

OVERVIEW

     On September 9, 1997, Lightbridge, Inc. (Lightbridge) and Coral Systems, Inc. (Coral) entered into an agreement and plan of reorganization, pursuant to which Lightbridge proposed to acquire all of the outstanding shares of Coral capital stock and to assume all of Coral's outstanding options and warrants. The acquisition was effected on November 7, 1997 by a merger of a wholly owned subsidiary of Lightbridge with and into Coral, with Coral as the surviving corporation, becoming a wholly owned subsidiary of Lightbridge. Coral provides client-server software products for the wireless telecommunications industry to enable carriers to reduce fraud and customer turnover, or "churn," and increase operating efficiencies.

     Pursuant to the merger, each of the outstanding shares of Coral capital stock was converted into a fraction of a share of Lightbridge common stock determined as set forth in the agreement and plan of reorganization. An aggregate of 892,073 shares of Lightbridge common stock were issued on behalf of former holders of Coral's capital stock.

     In addition, as a result of the merger, each Coral option and warrant outstanding at November 7, 1997, whether vested or unvested, entitled its holder, upon exercise (if and when vested) following November 7, 1997, to receive that number of whole shares of Lightbridge common stock equal to the product of the number of shares of Coral common stock that were issuable upon exercise of such option or warrant immediately prior to November 7, 1997 (without regard to vesting) multiplied by the conversion rate for a single share of Coral common stock, rounded down to the nearest whole number of shares of Lightbridge common stock. In addition, following November 7, 1997, the per share exercise price for the Lightbridge common stock issuable upon exercise of each option and warrant equalled the per share exercise price thereof immediately prior to November 7, 1997 divided by the conversion rate for a single share of Coral common stock. The Coral options and warrants are exercisable to purchase an aggregate of 114,345 shares of Lightbridge common stock at prices ranging from $0.05 to $34.35, with a weighted average exercise price of $7.21.

     The acquisition of Coral by Lightbridge included approximately $16 million of in-process research and development technology written-off by Lightbridge in the quarter ended December 31, 1997.

     The Unaudited Pro Forma Condensed Consolidated Financial Statements of Lightbridge consist of an Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1997 and Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1996 and the nine months ended September 30, 1997. The Unaudited Pro Forma Condensed Consolidated Financial Statements and related pro forma adjustments thereto should be read in conjunction with the Consolidated Financial Statements of Lightbridge and Notes thereto, as well as the Financial Statements of Coral and Notes thereto, appearing elsewhere in this Amended Report.

BASIS OF ACCOMPANYING UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The results of Coral's operations will be included in Lightbridge's operating results after the Closing on November 7, 1997. The Unaudited Pro
Forma Condensed Consolidated Balance Sheet assumes that Lightbridge's acquisition of Coral occurred on September 30, 1997. The Unaudited Pro Forma Condensed Consolidated Statements of Operations combine the historical results of operations for Lightbridge and Coral for the year ended December 31, 1996 and the nine months ended September 30, 1997 and assume that the acquisition occurred on January 1, 1996. The Unaudited Pro Forma Condensed

Consolidated Financial Statements do not reflect any cost savings and synergies that might be achieved from the merger.

     The Unaudited Pro Forma Condensed Consolidated Balance Sheet includes the effect of the write-off of certain in-process research and development technology of $16,041,265. However, the Unaudited Pro Forma Condensed Consolidated Statements of Operations do not consider the effect of this write-off or other non-recurring charges, expected by Lightbridge management to approximate $750,000, that may result from the integration of Coral into Lightbridge. Lightbridge expects to incur these charges during the quarters ending December 31, 1997 and March 31, 1998.

     The Unaudited Pro Forma Condensed Consolidated Balance Sheet includes Lightbridge's direct transaction costs associated with the merger. These direct costs consist principally of investment advisory, legal, accounting and appraisal fees. The actual allocation of the final purchase price may differ from the preliminary estimate reflected in the Unaudited Pro Forma Condensed Consolidated Financial Statements. There can be no assurance that Lightbridge will not incur additional charges in subsequent quarters to reflect costs associated with the Merger or that Lightbridge will be able to integrate the operations of Coral successfully.

     Lightbridge management believes that the assumptions underlying the pro forma adjustments used to prepare the Unaudited Pro Forma Condensed Consolidated Financial Statements provide a reasonable basis for presenting the significant effects of the Merger. The Unaudited Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of the results that would have been reported had such events actually occurred on the date specified, nor are they indicative of Lightbridge's future results of operations.

PRO FORMA ADJUSTMENTS

     The following is a summary of the pro forma adjustments made in connection with the preparation of the Unaudited Pro Forma Condensed Consolidated Financial Statements. Such adjustments are based upon a preliminary purchase price of:


892,073 shares of Lightbridge common stock at
  an average stock price of $17.325 per share              $15,455,165
Assumed liabilities:
  Accounts payable and accrued expenses                      3,767,000
  Short-term borrowings and current
    portion of subordinated notes payable                    1,530,100
  Deferred revenues                                          3,000,700
  Long-term debt                                                90,100
Lightbridge transaction fees:
  Investment advisory                                          500,000
  Professional fees                                            300,000
Coral transaction fees:
  Investment advisory                                          500,000
  Professional fees                                            150,000
                                                           -----------

                                 Total                     $25,293,065
                                                           ===========

     Pro Forma Condensed Consolidated Balance Sheet Adjustments
     ------------------------------------------------------------

     (1) To record Coral property and equipment at its fair value at September 30, 1997.


     (2)  To record preliminary goodwill pursuant to the Merger.

     (3)  To record acquired technology pursuant to the Merger.

     (4) To record direct costs of the merger, including (a) financial advisory, legal, accounting and appraisal fees incurred by Lightbridge and (b) certain legal, accounting and other professional fees incurred or to be incurred by Coral that are payable by Lightbridge pursuant to the Reorganization Agreement.

     (5) To record a deferred tax liability related to the acquired technology, at an assumed tax rate of 38%.

     (6) To record the 892,073 shares of Lightbridge common stock to be issued by Lightbridge in connection with the Merger, based on a calculation price of $17.325 per share.

     (7) To record the write-off of certain in-process research and development technology.

     (8)  To eliminate Coral Stockholders' Equity at September 30, 1997.

     Pro Forma Condensed Consolidated Statements of Operations Adjustments
     -----------------------------------------------------------------------

     (9) To record the amortization of acquired technology over the remaining life of the existing version of the acquired technology (twenty-six months).

     (10) To record property and equipment depreciation adjustments.

     (11) To record the amortization of goodwill over three years.

     (12) To record the income tax effect of pro forma adjustments at an assumed tax rate of 38% of pre-tax income or loss.

     (13) To eliminate the effect of anti-dilutive common stock equivalents on the historical weighted average number of shares of common stock.

                               LIGHTBRIDGE, INC.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              SEPTEMBER 30, 1997

                                                                               Coral
                                                  Lightbridge,  Inc.          Systems, Inc.        Pro Forma
                                                    Historical                Historical          Adjustments          Pro Forma
                                                -------------------          ------------         -----------         ----------
          ASSETS
---------------------------
Current assets:
    Cash and cash equivalents....................    $   20,994,026           $     6,900                             $  21,000,926
     Accounts receivable--net....................        10,441,474             2,388,500                                12,829,974
     Other current assets........................         1,953,848               303,600                                 2,257,448
                                                     --------------           -----------                             -------------
         Total current  assets...................        33,389,348             2,699,000                                36,088,348
Property and equipment--net......................         9,086,943             1,352,100         $    (55,000)(1)       10,384,043
Deferred tax asset...............................           931,752                    --                                   931,752
Goodwill.........................................                --                    --            4,930,000 (2)        4,930,000
Other assets.....................................         1,429,105                46,700              450,000 (3)        1,925,805
                                                     --------------           -----------         ------------        -------------
            Total assets.........................    $   44,837,148           $ 4,097,800         $  5,325,000         $ 54,259,948
                                                     ==============           ===========         ============        =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
     Accounts payable and accrued liabilities....    $    3,931,746           $ 2,842,500        $ 2,374,500 (4)     $    9,148,746
     Short-term borrowings and current portion of
       subordinated notes payable................           805,205             1,530,100                 --              2,335,305
     Current portion of obligations under capital
       leases....................................           318,396                    --                 --                318,396
     Deferred revenues...........................           346,349             2,615,700                                 2,962,049
     Deferred tax liability......................                --                    --            171,000 (5)            171,000
     Dividends payable on redeemable convertible
       preferred stock...........................           166,876                    --                 --                166,876
                                                        -----------           -----------         ----------           ------------
         Total current  liabilities..............         5,568,572             6,988,300          2,545,500             15,102,372
Obligations under capital leases.................            15,667                    --                 --                 15,667
Long-term debt...................................           229,071                90,100                 --                319,171
Deferred revenue and other.......................           399,946               385,000                 --                784,946
Subordinated notes payable.......................         1,227,478                    --                 --              1,227,478
                                                        -----------            -----------        ----------           ------------
            Total liabilities....................         7,440,734              7,463,400         2,545,500             17,449,634
                                                        -----------            -----------        ----------           ------------

Commitments and contingencies

Stockholders' equity:
     Preferred stock.............................                --                  5,908            (5,980)(8)                 --
     Common stock................................           155,507                  3,297             8,921 (6)
                                                                                                      (3,297)(8)            164,428
     Additional paid-in capital...................       36,594,905             10,530,695        15,446,244 (6)
                                                                                                 (10,530,695)(8)         52,041,149
     Warrants....................................           598,875                     --                --                598,875
     Retained earnings  (deficit).................        1,672,090            (13,905,200)      (16,041,265)(7)
                                                                                                  13,905,200 (8)        (14,369,175)
                                                        -----------           ------------       -----------            -----------
         Total...................................        39,021,377             (3,365,300)        2,779,200             38,435,277
Less treasury stock, at cost.....................        (1,624,963)                  (300)              300 (8)         (1,624,963)
                                                        -----------           ------------       -----------           ------------
            Total stockholders' equity
               (deficiency)......................        37,396,414             (3,365,600)        2,779,500             36,810,314
                                                        -----------           ------------       -----------           ------------
            Total  liabilities and stockholders'
               equity............................      $ 44,837,148            $ 4,097,800       $ 5,325,000           $ 54,259,948
                                                       ============            ===========       ===========           ============

                               LIGHTBRIDGE, INC.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                          Coral
                                        Lightbridge,  Inc.             Systems, Inc.                Pro Forma            Pro Forma
                                           Historical                   Historical                 Adjustments           Results
                                        -----------------              -------------                -----------          ---------
Revenues...............................    $29,544,852                 $ 8,691,800                                     $ 38,236,652
Cost of revenues.......................     15,433,548                   1,994,500                $    208,000 (9)       17,636,048
                                           -----------                 -----------                ------------         ------------

Gross profit...........................     14,111,304                   6,697,300                    (208,000)          20,600,604
                                           -----------                 -----------                ------------         ------------

Operating expenses:
     Development.......................      4,380,293                   2,792,300                     (41,320)(10)       7,131,273
     Sales and marketing...............      4,225,302                   3,578,600                      52,150 (10)       7,856,052
     General and administrative........      2,768,424                   2,533,700                     (48,486)(10)
                                                                                                     1,643,333 (11)       6,896,971
     Stock offering costs..............             --                     676,100                                          676,100
                                           -----------                 -----------                ------------         ------------

Total operating expenses...............     11,374,019                   9,580,700                   1,605,677           22,560,396
                                           -----------                 -----------                ------------         ------------

Income (loss) from operations..........      2,737,285                  (2,883,400)                 (1,813,677)          (1,959,792)

Other income (expense):
     Interest income...................        421,608                          --                          --              421,608
     Interest expense..................       (753,623)                         --                          --             (753,623)

     Other non-operating income........         26,727                      15,100                          --               41,827
                                           -----------                 -----------                ------------         ------------

Income (loss) before provision
  for income taxes.....................      2,431,997                  (2,868,300)                 (1,813,677)          (2,249,980)

Provision for (benefit  from)
  income taxes.........................        159,500                          --                    (469,100)(12)        (309,600)
                                           -----------                 -----------                ------------         ------------
Net income (loss)......................    $ 2,272,497                 $(2,868,300)(a)            $ (1,344 577)        $ (1,940,380)
                                           ===========                 ===========                ============         ============

Net income (loss) per common
  share................................          $0.16                                                                       $(0.14)
                                                 =====                                                                 ============

Weighted average number of shares of
  common and common equivalent shares
  outstanding..........................     14,433,722                                              (1,758,657)(13)
                                           ===========                                                 892,073  (6)      13,567,138
                                                                                                                       ============

(a) Reflects Coral Systems, Inc.'s loss before extraordinary item for the year ended December 31, 1996.

                               LIGHTBRIDGE, INC.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997


                                                                     Coral
                                             Lightbridge, Inc.   Systems, Inc.     Pro Forma           Pro Forma
                                                 Historical        Historical     Adjustments           Results
                                            ------------------   ------------     ------------         ----------
Revenues...................................      $27,287,970      $  4,129,100                        $31,417,070
Cost of revenues...........................       12,705,193         1,650,400   $    156,000  (9)     14,511,593
                                                 -----------      ------------   ------------         -----------
Gross profit...............................       14,582,777         2,478,700       (156,000)         16,905,477
                                                 -----------      ------------   ------------         -----------

Operating expenses:
     Development...........................        4,214,566         2,492,500        (20,660)(10)      6,686,406
     Sales and marketing...................        3,854,030         2,483,100         26,075 (10)      6,363,205
     General and administrative............        3,219,990         2,501,300        (24,293)(10)
                                                                                    1,232,500 (11)      6,929,497
                                                 -----------      ------------   ------------         -----------
Total operating expenses...................       11,288,586         7,476,900      1,213,622          19,979,108
                                                 -----------      ------------   ------------         -----------
Income (loss) from operations..............        3,294,191        (4,998,200)    (1,369,622)         (3,073,631)
Other income (expense):
     Interest income.......................          939,545                --             --             939,545
     Interest expense......................         (279,736)               --             --            (279,736)
     Other non-operating income (expense)..          113,956            14,000             --             127,956
                                                 -----------      ------------   ------------         -----------

Income (loss) before provision
  for income taxes.........................        4,067,956        (4,984,200)    (1,369,622)         (2,285,866)
Provision for income taxes.................          474,791                --       (934,391)(12)       (459,600)
                                                 -----------      ------------   ------------         -----------
Net income (loss)..........................      $ 3,593,165       ($4,984,200)  $   (435,231)        $(1,826,266)
                                                 ===========      ============   ============         ===========

Net income (loss) per common share.........            $0.22                                               $(0.12)
                                                 ===========                                          ===========

Weighted average number of shares of
  common and common equivalent shares
  outstanding..............................       16,448,080                       (1,801,799)(13)
                                                 ===========                          892,073  (6)     15,538,354
                                                                                                      ===========

                                   SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.

                                         LIGHTBRIDGE, INC.



Date:  January 21, 1998                  By:  /s/ William G. Brown
                                            ------------------------------------
                                             William G. Brown
                                             Chief Financial Officer, Vice
                                              President of Finance and
                                              Administration and Treasurer

                                 EXHIBIT INDEX

                                                                                PAGE NUMBER IN
EXHIBIT                                                                          SEQUENTIALLY
NUMBER       DESCRIPTION                                                         NUMBERED COPY
-------      -----------                                                         --------------
  2.1*       Agreement and Plan of Reorganization dated as of September 9,
             1997 among Lightbridge, Inc., SeeCross Acquisition Corp. and
             Coral Systems, Inc., and form of Voting Agreement (Exhibit B), form of Affiliate's Agreement (Exhibit E), form of Employment
             Agreements (Exhibit F), form of Non-Competition Agreement
             (Exhibit G) and form of Escrow Agreement (Exhibit H)

  2.2**      Amendment No. 1 dated as of October 9, 1997 among Lightbridge,
             Inc., SeeCross Acquisition Corp. and Coral Systems, Inc. to
             Agreement and Plan of Reorganization filed as Exhibit 2.1

  2.3***     Amendment No. 2 dated as of November 6, 1997 among
             Lightbridge, Inc., SeeCross Acquisition Corp. and Coral Systems,
             Inc. to Agreement and Plan of Reorganization filed as Exhibit 2.1

  2.4        Amendment No. 3 dated as of December 23, 1997 among
             Lightbridge, Inc., SeeCross Acquisition Corp. and Coral Systems,
             Inc. to Agreement and Plan of Reorganization filed as Exhibit 2.1

  4.1****    Rights Agreement dated as of November 14, 1997, between
             Lightbridge, Inc. and American Stock Transfer and Trust Company, including form of Certificate of Designation of Series A
             Participating Cumulative Preferred Stock of Lightbridge, Inc.
             (Exhibit A) and form of Right Certificate (Exhibit B)

 23.1        Consent of Price Waterhouse LLP

-------------
* Incorporated by reference to Registration Statement on Form S-4 of Lightbridge, Inc. (File No. 333-36801). In accordance with Item 601(b)(2) of Regulation S-K, Lightbridge, Inc. has omitted certain exhibits and schedules to the Agreement and Plan of Reorganization from this filing. Lightbridge, Inc. agrees to provide any omitted schedules and exhibits supplementally to the Securities and Exchange Commission upon request.
** Incorporated by reference to Current Report on Form 8-K of Lightbridge, Inc. dated October 9, 1997.
*** Filed previously with Current Report on Form 8-K of Lightbridge, Inc. dated November 7, 1997.
**** Incorporated by reference to Registration Statement on Form 8-A of Lightbridge, Inc. filed with the Securities and Exchange Commission on November 21, 1997.